Filed pursuant to Rule 433
Registration Statement No. 333-164563

Zion Oil & Gas - Special Alert

June 21, 2010
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Dear Shareholder and/or Friend of Zion

Rights Offering to Terminate on June 30, 2010

There are only eight business days left until the termination of Zion's rights offering, so if you do wish to take advantage of this opportunity... it is now or never.

As William Shakespeare wrote,

"There is a tide in the affairs of men, Which, taken at the flood, leads on to fortune; Omitted, all the voyage of their life Is bound in shallows... On such a full sea are we now afloat..."

Over 2,750 people have watched our latest film in which we discuss our goal to establish Zion Drilling, Inc. If you haven't, please take a few minutes to do so - to watch the film, please click here.

RIGHTS OFFERING

Under the rights offering (see www.zionoil.com/investor-center) Zion stockholders, at the close of business on May 6, 2010, were issued, at no charge, the following

ONE subscription right for every TWO shares of stock owned (as of the close of business on May 6, 2010).

Each subscription right entitles the holder to purchase one share of Zion stock at a price of $5.00, irrespective of the market price at the time of purchase.

The subscription rights may be exercised at any time prior to the end of June 2010. However, after 5:00 pm EDT on June 30, 2010, unexercised subscriptions rights will expire with no residual value.

Please note that if you want to exercise your rights and you hold your stock in a brokerage account, then you will need to contact your broker to determine when and how you can exercise your rights, as each individual brokerage firm has their own timeline and procedures for processing subscriptions.

As detailed in the press release, we plan to use the proceeds from the rights offering: (a) to purchase a 51% interest in a new yet to be established company (Zion Drilling, Inc. that will own a 2,000 horsepower drilling rig), (b) to drill further 'deep' exploration wells on Zion's licenses in Israel (in continuation of Zion's oil and gas exploration efforts) and (c) for general corporate purposes.

This opportunity is only available until June 30, 2010.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE
Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com
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